Exhibit 10.1

JOINDER AND FIRST AMENDMENT to

Loan and security agreement

This Joinder and First Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 27th day of June, 2022, by and among (a) Silicon Valley Bank (“Bank”) and (b) (i) DICE MOLECULES SV, INC., a Delaware corporation (“SV”), (ii) DICE ALPHA, INC., a Delaware corporation (“Alpha”, and together with SV, “Existing Borrower”), and (iii) DICE THERAPEUTICS, INC., a Delaware corporation (“Therapeutics” and “New Borrower”) (New Borrower and Existing Borrower, are jointly and severally, individually and collectively, the “Borrower”) whose address is 279 E. Grand Avenue, Suite 300, South San Francisco, California 94080.

Recitals

A.
Bank and Existing Borrower have entered into that certain Loan and Security Agreement dated as of April 13, 2021 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).
B.
Bank has extended credit to Existing Borrower for the purposes permitted in the Loan Agreement.
C.
Existing Borrower has requested that Bank amend the Loan Agreement to (i) add New Borrower to the Loan Agreement, (ii) provide for a new term loan and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.
D.
Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.
Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.
Joinder to Loan Agreement. The undersigned, New Borrower, hereby joins the Loan Agreement and each of the Loan Agreement and Loan Documents, as if it were originally named a “Borrower” therein. Without limiting the generality of the preceding sentence, New Borrower agrees that it will be jointly and severally liable, together with Existing Borrower, for the payment and performance of all obligations and liabilities of Borrower under the Loan Agreement, including, without limitation, the Obligations. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder. Each Borrower hereunder shall be obligated to repay all Credit Extensions made pursuant to the Loan Agreement, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.
3.
Subrogation and Similar Rights. Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law. Each Borrower waives any right to require Bank to: (i) proceed against either Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against either Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Amendment, the Loan Agreement or other Loan Documents, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under the Loan Agreement) to seek contribution, indemnification or any other form of reimbursement from the other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with the Loan Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with the Loan Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
4.
Grant of Security Interest. To secure the prompt payment and performance of all of the Obligations, New Borrower hereby grants to Bank a continuing lien upon and security interest in all of New Borrower’s now existing or hereafter arising rights and interests in such assets of New Borrower as are consistent with the description of the Collateral set forth on Exhibit A of the Loan Agreement (as if such Collateral were deemed to pertain to the assets of New Borrower), whether now owned or existing or hereafter created, acquired, or arising, and wherever located, including, without limitation, all of New Borrower’s assets (excluding Intellectual Property), and all New Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing. New Borrower further covenants and agrees that by its execution hereof it shall provide all such information, complete all such forms, and take all such actions, and enter into all such agreements, in form and substance reasonably satisfactory to Bank that are reasonably deemed necessary by Bank in order to grant a valid, perfected first priority security interest to Bank in the Collateral. New Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by any Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.
5.
Representations and Warranties. New Borrower hereby represents and warrants to Bank that all representations and warranties in the Loan Documents made on the part of Existing Borrower are true and correct on the date hereof with respect to New Borrower, with the same force and effect as if New Borrower were named as “Borrower” in the Loan Documents in addition to Existing Borrower.
6.
Delivery of Documents. New Borrower hereby agrees that the following documents shall be delivered to the Bank prior to or contemporaneously with delivery of this Amendment, each in form and substance satisfactory to the Bank:
A.
duly executed signatures to this Amendment;
B.
a duly executed secretary’s corporate borrowing certificate for New Borrower, together with the duly executed signatures thereto;
C.
the Operating Documents and long-form good standing certificate of New Borrower certified by the Secretary of State of Delaware and each jurisdiction in which New Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the date hereof;
D.
duly executed signatures to the completed Borrowing Resolutions for New Borrower;
E.
duly executed signatures to the Control Agreement with U.S. Bank, N.A. for New Borrower;
F.
certified copies, dated as of a recent date, of Lien searches (including, without limitation, UCC searches), as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been terminated or released with respect to New Borrower;
G.
a Perfection Certificate of New Borrower, together with the duly executed signature thereto (the “Therapeutics Perfection Certificate”); and
H.
such other documents as Bank may reasonably request.
7.
Amendments to Loan Agreement.

7.1 Section 2.1.2 (2022 Term Loan Advances). The Loan Agreement is amended by inserting the following new provision to appear as Section 2.1.2 (2022 Term Loan Advances) thereof:

“2.1.2 2022 Term Loan Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, upon Borrower’s request (if any), during the 2022 Draw Period A, Bank shall make term loan advances (each a “2022 Term A Loan Advance” and collectively the “2022 Term A Loan Advances”) available to Borrower in an aggregate principal amount not to exceed Twenty Million Dollars ($20,000,000.00). Subject to the terms and conditions of this Agreement, upon Borrower’s request (if any), during the 2022 Draw Period B, Bank shall make term loan advances (each a “2022 Term

B Loan Advance” and collectively the “2022 Term B Loan Advances”) available to Borrower in an aggregate principal amount not to exceed Ten Million Dollars ($10,000,000.00). The 2022 Term A Loan Advances and 2022 Term B Loan Advances are each herein referred to singly as a “2022 Term Loan Advance” and collectively as the “2022 Term Loan Advances.” Each 2022 Term Loan Advance must be in an amount equal to at least One Million Dollars ($1,000,000.00). After repayment, no 2022 Term Loan Advance (or any portion thereof) may be re-borrowed.

(b) Interest Period. Commencing on the first (1st) Payment Date of the month following the month in which the Funding Date of the applicable 2022 Term Loan Advance occurs, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest in arrears on the outstanding principal amount of each 2022 Term Loan Advance at the rate set forth in Section 2.2(a).

(c) Repayment. Commencing on the 2022 Term Loan Amortization Date and continuing on each Payment Date thereafter, Borrower shall repay the 2022 Term Loan Advances in (i) consecutive equal monthly installments of principal based on the 2022 Repayment Schedule, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.2(a). All outstanding principal and accrued and unpaid interest with respect to the 2022 Term Loan Advances, and all other outstanding Obligations with respect to the 2022 Term Loan Advances, are due and payable in full on the 2022 Term Loan Maturity Date.

(d) Mandatory Prepayment Upon an Acceleration. If the 2022 Term Loan Advances are accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest, plus (ii) the 2022 Prepayment Fee (if any), (iii) the 2022 Final Payment, and (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(e) Permitted Prepayment of 2022 Term Loan Advances. Borrower shall have the option to prepay all, but not less than all, of the 2022 Term Loan Advances advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay the 2022 Term Loan Advances at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) the 2022 Prepayment Fee (if any), (C) the 2022 Final Payment, and (D) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.”

7.2 Section 2.2(a) (Interest Rate). Section 2.2(a) is deleted in its entirety and replaced with the following:

“ (ii) 2022 Term Loan Advances. Subject to Section 2.2(b), the principal amount outstanding under each 2022 Term Loan Advance shall accrue interest at a floating per annum rate equal to the greater of (i) three-quarters of one percent (0.75%) above the Prime Rate and (ii) four and one-quarter of one percent (4.25%), which interest, in each case, shall be payable monthly in accordance with Section 2.2(d) below.”

7.3 Section 2.3 (Fees). Section 2.3 is amended by (i) deleting “and” appearing at the end of subsection (b), (ii) deleting “.” at the end of subsection (c) and inserting “;” in lieu thereof and (iii) inserting the following new subsections (d) and (e):

“ (d) 2022 Prepayment Fee. The 2022 Prepayment Fee (if any), when due hereunder; and

(e) 2022 Final Payment. The 2022 Final Payment, when due hereunder.”

7.4 Section 6.2 (Financial Statements, Reports, Certificates). Sections 6.2(a) through 6.2(f) are amended in their entirety and replaced with the following:

“(a) 10-Q Reports. Within 45 days after the end of the first three fiscal quarters of Borrower, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such quarter, consistent with such quarterly financial statements submitted to the SEC, in a form acceptable to Bank;

(b) Quarterly Compliance Statement. Within 45 days after the end of each calendar quarter (90 days for the calendar quarter ending December 31 of each fiscal year), a duly completed Compliance Statement, confirming that as of the end of such fiscal quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants (if any) set forth in this Agreement and such other information as Bank may reasonably request (the “Quarterly Compliance Statement”);

(c) Annual Operating Budget and Financial Projections. As soon as available, and in any event within 60 days after the last day of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the current fiscal year of Borrower, and (ii) annual financial projections for the current fiscal year (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(d) 10-K Reports and Annual Audited Financial Statements. As soon as available, and in any event within 90 days after the last day of each fiscal year of Borrower, Borrower’s 10-K report, together with audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank;

(e) Other Statements. Within ten (10) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(f) SEC Filings. Within ten (10) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms of this Agreement (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;”

7.5 Section 6.12 (Post-Closing Deliverables). Section 6.12 is amended in its entirety and replaced with the following:

“ 6.12 Post-Closing Deliverables. Within (i) thirty (30) days of the First Amendment Effective Date, Borrower shall deliver to Bank, (A) a landlord’s consent in favor of Bank for Borrower’s leased location at 400 E. Jamie Court, South San Francisco, CA 94080, by the landlord thereof, together with the duly executed signatures thereto; and (B) evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank, and that Borrower will give Bank thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled; and (ii) ninety (90) days of the First Amendment Effective Date, Borrower shall deliver to Bank, a Certificate of Foreign Qualification/Good Standing from the Secretary of State of the State of California with respect to Alpha.”

7.6 Section 7.7 (Distributions; Investments). Section 7.7 is deleted in its entirety and replaced with the following:

“7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that Borrower may (i) pay dividends and make distributions to Parent, including, without limitation, for the purpose of enabling Parent to make and pay Permitted Tax Payments, (ii) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof (including pursuant to “net exercise” or “net share settlement” of options and warrants), (iii) make cash payments in lieu of the issuance of fractional shares of capital stock upon conversion of convertible securities, stock splits, stock combinations or business combinations so long as an Event of Default does not exist at the time of any such payment and would not exist after giving effect to any such payment provided that the aggregate amount of all such payments does not exceed Twenty-Five Thousand Dollars ($25,000.00) in any twelve (12) month period, (iv) pay dividends solely in common stock; (v) repurchase the equity interests of former directors, employees or consultants pursuant to the terms of equity incentive plans, restricted stock agreements, stock repurchase agreements or similar agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Hundred Thousand Dollars ($100,000.00) in any twelve (12) month period; and (vi) repurchases of equity interests deemed to occur upon withholding of a portion of the equity interests granted or awarded to current or former directors, employees or consultants to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof); or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.7 Section 8.1 (Payment Default). Section 8.1 is amended by replacing the words “Term Loan Maturity Date” appearing therein with “2022 Term Loan Maturity Date”.

7.8 Section 12.1 (Termination Prior to Maturity Date; Survival). Section 12.1 is amended by replacing the words “Term Loan Maturity Date” appearing therein with “2022 Term Loan Maturity Date”.

7.9 Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 of the Loan Agreement are deleted in their entirety and replaced with the following:

“ “Credit Extension” is any Term Loan Advance, 2022 Term Loan Advance or any other extension of credit by Bank for Borrower’s benefit.”

“ “Designated Deposit Account” is, collectively (i) is the account number ending 861 (last three digits) maintained by Existing Borrower with Bank (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of Existing Borrower maintained with Bank as chosen by Bank) and (ii) the account number ending in *******460 (last three digits) maintained by New Borrower with Bank (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of New Borrower maintained with Bank as chosen by Bank).”

“ “Draw Period C” is the period of time commencing upon the occurrence of Performance Milestone 1 and Performance Milestone 2 and continuing through the First Amendment Effective Date.”

“ “Guarantor” is any Person providing a Guaranty in favor of Bank.”

“ “Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.”

“ “Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Warrant, the Perfection Certificate, any Control Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“ “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations when due.”

“ “Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Prepayment Fee, the Final Payment, the 2022 Prepayment Fee, the 2022 Final Payment, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to Bank Services and any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).”

“ “Parent” means DICE Therapeutics, Inc., a Delaware corporation.”

“ “Warrant” is, collectively, (a) that certain Warrant to Purchase Stock dated as of April 13, 2021 between Parent and Bank and (b) that certain Warrant to Purchase Stock dated as of the First Amendment Effective Date between Parent and Bank, as each may be amended, modified, supplemented and/or restated from time to time.”

7.10 Section 13.1 (Definitions). The Loan Agreement is amended by inserting the following new terms and their respective definitions to appear alphabetically in Section 13.1 of the Loan Agreement thereof:

“ “2022 Draw Period A” is the period of time commencing upon the First Amendment Effective Date and continuing through the earlier to occur of (a) February 29, 2024 or (b) an Event of Default.”

“ “2022 Draw Period B” is the period of time commencing on the occurrence of the 2022 Milestone Event and continuing through the earlier to occur of (a) February 29, 2024 or (b) an Event of Default.”

“ “2022 Equity Event” means Borrower has provided Bank with evidence, on or prior to May 31, 2024, satisfactory to Bank in Bank’s sole and absolute discretion that, Borrower has received, after May 12, 2022, but on or prior to May 31, 2024, unrestricted and unencumbered net cash proceeds in an aggregate amount of at least One Hundred Million Dollars ($100,000,000.00) from the issuance and sale by Borrower of its equity interests to investors acceptable to Bank.”

“ “2022 Final Payment” is a payment (in addition to and not in substitution for the regular monthly payments of principal plus accrued interest) equal to the aggregate original principal amount of the 2022 Term Loan Advances extended by the Bank to Borrower hereunder multiplied by five percent (5.00%) due on the earliest to occur of (a) the 2022 Term Loan Maturity Date, (b) the payment in full of the 2022 Term Loan Advances, (c) as required by Section 2.1.2(d) or Section 2.1.2(e), or (d) the termination of this Agreement.”

“ “2022 Interest-Only Extension Event” means delivery by Borrower to Bank, on or prior to May 31, 2024, of evidence satisfactory to Bank in its sole and absolute discretion, that Borrower has achieved: (a) positive phase 1(c) data (Proof of Concept in Psoriasis) for its IL-17 program that is sufficient initiate a Phase 2 study and (b) the 2022 Equity Event.”

“ “2022 Milestone Event” means delivery by Borrower to Bank, on or prior to February 29, 2024, of evidence satisfactory to Bank in its sole and absolute discretion, that Borrower has achieved positive phase 1(c) data (Proof of Concept in Psoriasis) for its IL-17 program that is sufficient initiate a Phase 2 study.”

“ “2022 Prepayment Fee” shall be an additional fee, payable to Bank, with respect to the 2022 Term Loan Advances, in an amount equal to:

(a) for a prepayment of the 2022 Term Loan Advances made on or prior to the second (2nd) anniversary of the First Amendment Effective Date, two percent (2.0%) of the then outstanding principal amount of such 2022 Term Loan Advances immediately prior to such prepayment; and

(b) for a prepayment of the 2022 Term Loan Advances made after the second (2nd) anniversary of the First Amendment Effective Date, but prior to the 2022 Term Loan Maturity Date, one percent (1.0%) of the then outstanding principal amount of such 2022 Term Loan Advances immediately prior to such prepayment.

Notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, the 2022 Prepayment Fee shall be waived by Bank, if Bank closes on the refinance and redocumentation of this Agreement (in its sole and absolute discretion) prior to the 2022 Term Loan Maturity Date.”

“ “2022 Repayment Schedule” means the period of time equal to thirty-six (36) consecutive calendar months, which shall be reduced to a period of time equal to twenty-four (24) consecutive months upon the occurrence of the 2022 Interest-Only Extension Event.”

“ “2022 Term A Loan Advance” and “2022 Term A Loan Advances” are each defined in Section 2.1.2(a).”

“ “2022 Term B Loan Advance” and “2022 Term B Loan Advances” are each defined in Section 2.1.2(a).”

“ “2022 Term Loan Advance” and “Term Loan Advances” are each defined in Section 2.1.2(a).”

“ “2022 Term Loan Amortization Date” means June 1, 2024, which shall be extended until June 1, 2025 upon the occurrence of the 2022 Interest-Only Extension Event.”

“ “2022 Term Loan Maturity Date” is May 1, 2027.”

“ “First Amendment Effective Date” is June 27, 2022.”

“ “Quarterly Compliance Statement” is defined in Section 6.2(b).”

“ “Therapeutics” means DICE Therapeutics, Inc., a Delaware corporation.”

7.11 Exhibit B (Compliance Statement). The Compliance Statement appearing as Exhibit B to the Loan Agreement is deleted in its entirety and replaced with the Compliance Statement attached as Schedule 1 hereto.

7.12 Exhibit C (Loan Payment/Advance Request Form). The Loan Payment/Advance Request Form appearing as Exhibit C to the Loan Agreement is deleted in its entirety and replaced with the Loan Payment/Advance Request Form attached as Schedule 2 hereto.

8.
Limitation of Amendments.

8.1 The amendments set forth in Section 7 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

8.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

9.
Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

9.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

9.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

9.3 Except as set forth in Schedule 3 attached hereto, the organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

9.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

9.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

9.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

9.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

10.
Updated Perfection Certificates. SV has delivered an updated Perfection Certificate in connection with this Amendment dated as of the date hereof (the “Updated SV Perfection Certificate”) which Updated SV Perfection Certificate shall supersede in all respects that certain Perfection Certificate dated as of April 13, 2021. SV agrees that all references in the Loan Agreement to “Perfection Certificate” of SV shall hereinafter be deemed to be a reference to the Updated SV Perfection Certificate. Alpha has delivered an updated Perfection Certificate in connection with this Amendment dated as of the date hereof (the “Updated Alpha Perfection Certificate”) which Updated Alpha Perfection Certificate shall supersede in all respects that certain Perfection Certificate dated as of April 13, 2021. Alpha agrees that all references in the

Loan Agreement to “Perfection Certificate” of Alpha shall hereinafter be deemed to be a reference to the Updated Alpha Perfection Certificate.
11.
Therapeutics Perfection Certificate. Therapeutics has delivered a Perfection Certificate in connection with this Amendment dated as of the date hereof (the “Therapeutics Perfection Certificate”). Each Borrower hereby agrees that all references in the Loan Agreement to the “Perfection Certificate” shall hereinafter be deemed to be references to the SV Perfection Certificate, Alpha Perfection Certificate, and/or the Therapeutics Perfection Certificate, as applicable.
12.
Release by Borrower:

A. FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

B. In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

C. By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

D. This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

E. Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

1 Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

2 Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

3 The terms of this Amendment are contractual and not a mere recital.

4 This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

5 Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

13.
Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
14.
Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
15.
Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) confirmation by Bank that all outstanding obligations and liabilities owed to Bank under the Term Loan Advances

(including the Final Payment in an amount equal to One Hundred Forty-Three Thousand Seven Hundred Fifty Dollars ($143,750.00), and, excluding, the Prepayment Fee, which is hereby waived by Bank) have been paid in full in cash on the First Amendment Effective Date, and (c) Borrower’s payment to Bank of Bank’s legal fees and expenses incurred in connection with this Amendment.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
SILICON VALLEY BANK	DICE MOLECULES SV, INC.

By:	/s/Peter Sletteland	By:	/s/Scott Robertson

Name: Peter Sletteland Title: Director	Name: Scott Robertson Title: Chief Financial Officer

DICE ALPHA, INC.

By:	/s/Scott Robertson

Name: Scott Robertson Title: Chief Financial Officer

DICE THERAPEUTICS, INC.

By:	/s/Scott Robertson

Name: Scott Robertson Title: Chief Financial Officer